Form N-SAR
Item 770

Name of Registrant:		VALIC Company II

Name of Portfolio:		VALIC Company II Capital
Appreciation Fund

Issuer:						Navteq Corp.

Years of Operation:				3+

Underwriting Type:				Firm

Offering Type:	US Registered (US
Registered, Muni,
Eligible Foreign,
 144A)

Underwriter from whom Purchased:		Merrill Lynch

Underwriting Syndicate Members:		Deutsche Bank
						Lehman Brothers
						United Bank of
Switzerland
						William Blair
						Morgan Stanley
						Piper Jaffray
						Credit Suisse First
Boston



Date Offering Commenced:			05/04/05

Date of Purchase:				05/04/05

Principal Amount of Offering:			$1,125 Million

Offering price:					$37.50

Purchase price:					$37.50

Commission, spread or profit:			$0.63

Principal amount of purchases by all investment
Companies advised by the investment sub-adviser:   $4,687,500